                      SECURITIES AND EXCHANGE COMMISSION



                            Washington, D.C. 20549



                                  ----------



                                   FORM 8-K



                                CURRENT REPORT



                        Pursuant to Section 13 or 15(d)

                    of the Securities Exchange Act of 1934



                                  ----------



       Date of Report (Date of earliest event reported):  March 31, 1997



                        CARDIOTECH INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)



                                  000-28034
                                 (Commission
                                 File Number)



  Massachusetts                                                 04-3186647
----------------                                           -------------------
 (State or other                                              (IRS Employer
 jurisdiction of                                           Identification No.)
 incorporation)


                                11 State Street
                                Woburn, MA 01801
              ---------------------------------------------------
              (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:  (781) 933-4772


                                      N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

     Item 5.   Other Events
               ------------

     Pursuant to a Note Purchase Agreement dated as of March 31, 1998 between the Company and Dresdner Kleinwort Benson Private Equity Partners LP ("DKB"), the Company issued and sold to DKB $1,660,000 principal amount of 7% Convertible Senior Notes due 2003 (the "Notes"). The Company shall issue and sell to DKB up to an additional $840,000 principal amount of the Notes if the Company achieves certain milestones. The Notes will accrue interest from the closing date at a rate of 7.0% per annum, payable quarterly in cash and/or additional Notes, at the option of DKB. The Notes will rank senior to all other securities of the Company upon liquidation. DKB may convert the Notes, in whole or in part, plus accrued interest, into shares of the Company's Common Stock at the conversion price at any time prior to maturity, upon ten days notice. The conversion price has been set at $1.995 and is equal to 105% of the average closing price of the Common Stock on the 10 trading days prior to March 6, 1998 (the date the commitment letter was signed by the Company). The conversion price is subject to a weighted average anti-dilution adjustment.

     The Notes are redeemable in cash prior to maturity, in whole or in part, at the Company's option. Upon the occurrence of a change of control, DKB may require that the company repurchase the Notes. At maturity and under certain conditions, the Company may repay the Notes, plus accrued interest, by converting them, in whole, into shares of Common Stock at the conversion price. 854,582 shares of Common Stock may be issued to DKB pursuant to the conversion, redemption or repayment of the Notes. The balance of any amounts due will be paid in cash, based upon the market price of the shares of Common Stock not issued.

     The Notes are secured by a pledge of all of the capital stock of the Company's sole subsidiary, CardioTech International Limited ("CTI Ltd."), and by a $2,000,000 life insurance policy obtained by the Company on the life of Michael Szycher, Ph. D.

     Item 7.   Exhibits
               --------

     The following exhibits are filed as part of this report of Form 8-K pursuant to Item 601 of Regulation S-K.

     Exhibit 99.1 - Note Purchase Agreement dated as of March 31, 1998 between the Company and DKB

     Exhibit 99.2 - 7% Convertible Senior Note dated as of March 31, 1998 between the Company and DKB

     Item 9.   Sale of Equity Securities Pursuant to Regulation S.
               ---------------------------------------------------

     Transaction with Freemedic PLC

(a) Securities Sold. Pursuant to a Loan and Option Agreement dated April 1, 1998 by and among the Company, CTI Ltd. and the Royal Free Hospital School of Medicine and Freemedic PLC (together with its affiliates, "Freemedic") Freemedic, CTI Ltd. borrowed (pound sterling)252,942 from Freemedic (the "Loan"). Interest and fees of up to approximately (pound sterling)79,044 may accrue on the Loan during its two year term (assuming no default under, or extension of, the Loan). The Loan in convertible, at the Company's or Freemedic's option, into Common Stock. See "Terms of Conversion or Exercise" below.

(b) Underwriters and Other Purchasers. No underwriters were involved. The securities were sold only to Freemedic.

(c) Consideration. The Company has translated the aggregate amount due under the Loan, (pound sterling)331,986, to $557,504, using a March 30, 1998 exchange rate of 1.6793 dollars per sterling pound. There were no underwriting discounts or commissions.

(d) Exemption from Registration Claimed. The Company claimed exemption from registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 903 of Regulation S promulgated under the Act. In claiming this exemption, the Company relied on certain facts, including without limitation, the following: that the offer and sale were made in an offshore transaction; that no directed selling efforts were made in the United States by the Company, a distributor, any of their respective affiliates, or any person acting on behalf of the foregoing; that the Company is a reporting issuer; that offering restrictions were implemented; and that the sale was not made to a U.S. person or for the account or benefit of a U.S. person.

(e)  Terms of Conversion or Exercise.   The Loan is convertible, at Freemedic's
     option, into Common Stock of the Company at $3.70 per share, from April 1, 1998 until March 20, 2000. During this period, the Loan is also convertible, at the Company's option, into Common Stock of the Company at $3.70 per share, provided that the market price for the Company's Common Stock exceeds $3.70 from the day that the Company gives notice of such conversion until seven business days thereafter (the date on which the Common Stock converted).

                                  SIGNATURES




     Pursuant to the requirements of the Securities Exchange Act of 1934, CardioTech International, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: April 15, 1998                    CARDIOTECH INTERNATIONAL, INC.



                                        By: /s/John E. Mattern
                                            ------------------------------------
                                            Chief Operating Officer and
                                            Chief Financial Officer